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                                                                                                              Exhibit 12

                                                         GTE CORPORATION AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                                               (Thousands of Dollars)
                                                                    (Unaudited)


                                          Six Months Ended              Years Ended December 31
                                            June 30, 1998      1997         1996         1995        1994        1993
  Net earnings available for fixed charges:
     Income from continuing operations       $  814,171     $2,793,566  $2,798,270   $2,537,949  $2,440,869  $  971,978
     Add (deduct) -
        Income taxes                            565,351      1,624,000   1,613,261    1,466,426   1,532,482     567,747
        Interest expense                        674,730      1,282,579   1,146,481    1,150,625   1,139,233   1,298,234
        Capitalized interest (net of
          amortization)                          (3,545)       (12,917)    (34,984)     (22,971)     (6,045)     (3,421)
        Preferred stock dividends of Parent        -              -           -           5,598       9,910      17,825
        Dividends on preferred securities of
           subsidiaries                          49,237        101,604     106,643       98,604      18,252      22,162
        Additional income requirement on preferred
           dividends of subsidiaries              2,962          6,789       9,640        9,664      11,426      12,739
        Minority interests                       99,485        155,332     149,467      145,437     140,464     112,335
        Portion of rent expense representing
           interest                              80,909        132,891     130,660      128,034     139,715     153,058
                                              2,283,300      6,083,844   5,919,438    5,519,366   5,426,306   3,152,657
     Deduct - Minority interests               (156,642)      (280,206)   (263,122)    (246,678)   (242,937)   (236,944)
                Adjusted earnings available
                    for fixed charges from
                    continuing operations    $2,126,658     $5,803,638  $5,656,316   $5,272,688  $5,183,369  $2,915,713

  Fixed Charges:
     Interest charges                        $  674,730     $1,282,579  $1,146,481   $1,150,625  $1,139,233  $1,298,234
     Dividends on preferred securities
        of subsidiaries                          49,237        101,604     106,643       98,604      18,252      22,162
     Additional income requirement on preferred
        dividends of subsidiaries                 2,962          6,789       9,640        9,664      11,426      12,739
     Portion of rent expense representing
            interest                             80,909        132,891     130,660      128,034     139,715     153,058
                                                807,838      1,523,863   1,393,424    1,386,927   1,308,626   1,486,193
     Deduct - Minority interests                (28,895)       (66,291)    (68,166)     (70,052)    (68,096)    (78,421)
             Adjusted fixed charges          $  778,943     $1,457,572  $1,325,258   $1,316,875  $1,240,530  $1,407,772

  Ratio of Earnings to Fixed Charges - continuing
     operations                                    2.73 (a)       3.98        4.27         4.00        4.18        2.07

  (a) Excluding special charges, GTE's ratio of earnings to fixed charges for the six months ended June 30, 1998 would have been 3.70.
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